Exhibit 99

MeadWestvaco Logo

MEADWESTVACO CORPORATION  World Headquarters
One High Ridge Park
Stamford, Connecticut 06905

News Release
Media contact:	Investor Relations contacts:
Donna Owens Cox	Mark F. Pomerleau	Kathleen Weiss
tel 203 461 7634	tel 203 461 7616	tel 203 461 7543

FOR IMMEDIATE RELEASE

MeadWestvaco Reaches Agreement on Sale of New England Forestlands

STAMFORD, CONN., October 1, 2003 - MeadWestvaco Corporation (NYSE: MWV) announced today that it has reached an agreement with Wagner Forest Management, Ltd., on the sale of 629,000 acres of MeadWestvaco forestland in Maine and New Hampshire. Under the terms of the agreement, the purchase price will exceed $200 per acre. Plans call for the sale to be finalized before the end of the year. The company expects to use the proceeds from the sale to reduce debt.

In May 2003 MeadWestvaco announced its intention to sell its New England forestlands, contingent on meeting all of the following criteria: securing a long-term fiber supply agreement for its Rumford, Maine, paper mill; continuing third-party certification to ensure that the land is managed using  sustainable forestry practices; and returning satisfactory value to MeadWestvaco shareholders.

All of those requirements are met in this agreement, according to Mark T. Watkins, MeadWestvaco's senior vice president for forestry and technology. "Wagner Forest Management has an outstanding reputation in the New England region. We are pleased they will be managing this land for years to come," said Watkins.

According to Wagner Forest Management's CEO Tom Colgan, the company has a 50-year agreement to supply wood to MeadWestvaco's Rumford, Maine, mill and will certify its newly acquired forestland to the Sustainable Forestry Initiative® standard. "We have a long history of forestland stewardship, and we look forward to continuing that tradition in partnership with MeadWestvaco as we work to supply their Rumford mill," said Colgan.

James Hill, MeadWestvaco's vice president of land sales, indicated that discussions with various conservation groups are ongoing regarding the potential sale of approximately 10,000 acres of key conservation properties in Maine.

The sale of its New England forestland is part of a larger strategic land reduction in which MeadWestvaco intends to reduce its landholdings from 3.2 to 1.8 million acres. Including the pending New England sale, a total of 888,000 acres have either been sold, or are pending sale, generating approximately $368 million in total proceeds since the program was initiated.

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five-Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative® program. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to continue to realize anticipated cost savings and to integrate successfully; competitive pricing for the company's products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company's reports filed with the SEC.

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